Contact:	Mark M. Rothleitner Vice President Investor Relations and Treasurer 410-716-3979 Roger A. Young Vice President Investor and Media Relations 410-716-3979

FOR IMMEDIATE RELEASE: Monday, January 28, 2008

Subject:      Black & Decker Announces Fourth-Quarter and Full-Year Results; Reports Record Free Cash
                    Flow

Towson, MD – The Black & Decker Corporation (NYSE: BDK) today announced that net earnings for the fourth quarter of 2007 were $187.4 million or $2.94 per diluted share, versus $95.7 million or $1.38 per diluted share for the fourth quarter of 2006. Net earnings for the fourth quarter of 2007 include the favorable $153.4 million effect of a previously announced tax settlement, a $31.7 million pre-tax charge for an environmental remediation matter, and a $19.0 million pre-tax restructuring charge. Excluding these three items, net earnings for the fourth quarter of 2007 were $67.4 million or $1.06 per diluted share.

        For the full year 2007, net earnings were $518.1 million or $7.85 per diluted share, versus $486.1 million or $6.55 per diluted share for 2006. Excluding the three items identified in the previous paragraph, net earnings for the full year 2007 were $398.1 million or $6.03 per diluted share.

(more)

Page Two

        Sales increased 3% during the quarter to $1.7 billion, including a positive 4% impact from foreign currency translation. For the full year, sales increased 2% to $6.6 billion, including a positive 3% impact from foreign currency translation. Free cash flow was a record $623 million for the year, up from $533 million in 2006. The Corporation repurchased 5.4 million shares of its stock in 2007 as well as an additional 2.0 million shares in early 2008.

        Nolan D. Archibald, Chairman and Chief Executive Officer, commented, “Business conditions continued to deteriorate during the fourth quarter of 2007. For the year, U.S. housing starts were down approximately 25% and we encountered severe commodity cost pressure, both significantly worse than we expected early in 2007. Despite these challenges, Black & Decker’s adjusted earnings per share of $6.03 were only 4% below the range we projected last January. In addition, results were consistent with the updated guidance we provided in December. While demand in our U.S. markets has been weak, we are pleased with the outstanding results in our international businesses and our sixth straight record year of free cash flow.

        “Sales in the Power Tools and Accessories segment decreased 2% for the quarter. In the U.S. Industrial Products Group, sales decreased at a low single-digit rate, reflecting weak market conditions and returns of recalled product. In the U.S. Consumer Products Group, sales decreased at a double-digit rate, with declines in most key product lines. Throughout the North American business, our customers continued to manage inventory levels cautiously. In Europe, sales increased at a low single-digit rate, driven by sales of consumer products. Sales in the rest of the world increased at a double-digit rate, led by excellent performance in Latin America. Operating margin for the segment decreased to 4.9% due to commodity inflation, costs of a product recall and weakness in the U.S. consumer business.

        “For the full year, sales in the Power Tools and Accessories segment decreased 1%. In the U.S., the Industrial and Consumer Products Groups posted rates of sales decline in the mid single-digits and high single-digits, respectively. The challenges in North America were partially offset by strong results overseas. The European business increased sales at a mid single-digit rate, marking a fourth straight year of organic growth. Latin America and the Asia/Pacific region contributed meaningfully, with a combined sales growth rate in the high teens. Operating margin for the year decreased to 10.0%, primarily due to commodity inflation and higher selling, general and administrative expenses as a percentage of sales.

(more)

Page Three

        “Sales in the Hardware and Home Improvement segment decreased 4% for the quarter. The lockset business, which posted a sales increase in the third quarter, passed the anniversary of its 2006 price increases and could not overcome the effects of lower U.S. housing construction. The Price Pfister faucet business grew sales modestly, achieving its fifth straight quarterly increase in a difficult environment.

        “For the full year, sales in the Hardware and Home Improvement segment decreased 1%. The U.S. lockset business, which is particularly strong in the residential construction market, reported a high single-digit rate of sales decline. Price Pfister grew sales at a high single-digit rate, reflecting listing gains and a remodeling market that was more stable than new construction. Price increases and international sales increases also helped mitigate the effect of the housing decline during the year.

        “For the fourth quarter and full year, operating margin in the Hardware and Home Improvement segment decreased to 9.6% and 11.3%, respectively. The business was able to offset commodity inflation with price increases and productivity. However, the lockset business felt the impact of lower sales and production volumes, as well as unfavorable mix, resulting in lower margins for the segment.

        “Sales in the Fastening and Assembly Systems segment increased 6% for the quarter and 4% for the full year. This business accelerated in the second half of the year, led by strong performance in Asia and Europe. Operating margin in this segment increased to 14.6% for the quarter and 15.4% for the full year, primarily due to volume leverage.

        “As noted above, three other items had an impact on earnings in the fourth quarter. First, a tax settlement, which we announced in December, resulted in a $153.4 million increase in net earnings. Second, we now expect to incur higher environmental remediation costs at the site of a former Emhart operation, requiring $31.7 million of incremental reserves. Third, we recorded a $19.0 million restructuring charge, related to cost reduction actions in our Power Tools and Accessories and Hardware and Home Improvement segments.

(more)

Page Four

        “Black & Decker extended its outstanding track record of free cash flow generation in 2007. Our new record of $623 million is well above the prior-year level, even after adjusting for an income tax payment in 2006 related to the repatriation of foreign earnings. Free cash flow has exceeded net earnings six of the past seven years, with an average conversion rate above 120% during that time period. We continue to exercise discipline in capital spending and manage working capital effectively. In addition, we believe our stewardship of capital has been very effective. Since 2001, we have repurchased approximately one-third of our outstanding shares, invested over $1 billion in acquisitions, and more than tripled our dividend.

        “Looking ahead, we recognize that the U.S. economy is slowing, and we do not expect a housing recovery in 2008. While our international momentum and new product pipeline remain strong, we are forecasting that organic sales will decline at a low single-digit rate in 2008. Higher battery prices and the impact of China’s currency and VAT policy will put pressure on our margins, primarily in the first half of the year. These factors will be partly offset by productivity, lower pension expense, the effect of the weak dollar and a lower share count. We expect diluted EPS in the range of $1.10-to-$1.20 for the first quarter and $5.40-to-$5.90 for the full year. We also expect to convert approximately 100% of full-year net earnings to free cash flow.

        “Black & Decker has been taking steps over the last six years to effectively withstand weaker economic conditions. Our company has significantly lower fixed costs and better balanced profitability than during the 2001 downturn. We are confident that our powerful brands and industry-leading innovation will sustain us through this cycle and drive growth when our markets improve. Combined with our strong cash generation and disciplined stewardship of capital, we believe these strengths will enable us to deliver outstanding returns to our shareholders.”

        The Corporation will hold a conference call today at 9:00 a.m., E.T., to discuss fourth-quarter and full-year results and the outlook for 2008. Investors can listen to the conference call by visiting http://www.bdk.com and clicking on the icon labeled “Live Webcast.” Listeners should log-in at least ten minutes prior to the beginning of the event to ensure timely access. A replay of the call will be available at http://www.bdk.com.

(more)

Page Five

        This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Risk Factors” sections in Black & Decker’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

        This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with this release is a reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

        Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

#     #     #

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in Millions Except Per Share Amounts)

	Three Months Ended

	December 31, 2007		December 31, 2006

SALES	$1,652.	5	$1,611.	3
Cost of goods sold	1,129.	9	1,074.	6
Selling, general, and administrative expenses	442.	1	383.	3
Restructuring and exit costs	19.	0	—

OPERATING INCOME	61.	5	153.	4
Interest expense (net of interest income)	20.	9	21.	9
Other expense	.	1	.	4

EARNINGS BEFORE INCOME TAXES	40.	5	131.	1
Income taxes (benefit)	(146.	9)	35.	4

NET EARNINGS	$187.	4	$95.	7

NET EARNINGS PER COMMON SHARE - BASIC	$3.0	2	$1.4	2

Shares Used in Computing Basic Earnings Per Share (in Millions)	62.	1	67.	4

NET EARNINGS PER COMMON SHARE - ASSUMING DILUTION	$2.9	4	$1.3	8

Shares Used in Computing Diluted Earnings Per Share (in Millions)	63.	6	69.	5

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in Millions Except Per Share Amounts)

	Year Ended

	December 31, 2007		December 31, 2006

SALES	$6,563.	2	$6,447.	3
Cost of goods sold	4,336.	2	4,205.	8
Selling, general, and administrative expenses	1,625.	8	1,501.	1
Restructuring and exit costs	19.	0	—

OPERATING INCOME	582.	2	740.	4
Interest expense (net of interest income)	82.	3	73.	8
Other expense	2.	3	2.	2

EARNINGS BEFORE INCOME TAXES	497.	6	664.	4
Income taxes (benefit)	(20.	5)	178.	3

NET EARNINGS	$518.	1	$486.	1

NET EARNINGS PER COMMON SHARE - BASIC	$8.0	6	$6.7	4

Shares Used in Computing Basic Earnings Per Share (in Millions)	64.	3	72.	1

NET EARNINGS PER COMMON SHARE - ASSUMING DILUTION	$7.8	5	$6.5	5

Shares Used in Computing Diluted Earnings Per Share (in Millions)	66.	0	74.	2

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Millions of Dollars)

	December 31, 2007	December 31, 2006

ASSETS
Cash and cash equivalents	$254.7	$233.3
Trade receivables	1,109.4	1,149.6
Inventories	1,145.8	1,063.5
Other current assets	329.6	257.0

TOTAL CURRENT ASSETS	2,839.5	2,703.4

PROPERTY, PLANT, AND EQUIPMENT	596.2	622.2
GOODWILL	1,212.9	1,195.6
OTHER ASSETS	762.3	726.5

	$5,410.9	$5,247.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$329.7	$258.9
Current maturities of long-term debt	.2	150.2
Trade accounts payable	504.6	458.5
Other current liabilities	1,046.3	912.0

TOTAL CURRENT LIABILITIES	1,880.8	1,779.6

LONG-TERM DEBT	1,179.1	1,170.3
POSTRETIREMENT BENEFITS	311.3	482.4
OTHER LONG-TERM LIABILITIES	581.0	651.8
STOCKHOLDERS' EQUITY	1,458.7	1,163.6

	$5,410.9	$5,247.7

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS
(Millions of Dollars)

	Reportable Business Segments
Three Months Ended December 31, 2007	Power Tools & Accessories	Hardware & Home Improvement	Fastening & Assembly Systems	Total	Currency Translation Adjustments	Corporate, Adjustments, & Eliminations	Consolidated

Sales to unaffiliated customers	$1,170.0	$234.1	$174.1	$1,578.2	$74.3	$—	$1,652.5
Segment profit (loss) (for Consolidated,
operating income before restructuring
and exit costs)	56.8	22.5	25.4	104.7	6.8	(31.0)	80.5
Depreciation and amortization	22.2	5.0	4.6	31.8	1.2	1.1	34.1
Capital expenditures	17.3	5.7	9.2	32.2	1.6	7.2	41.0

Three Months Ended December 31, 2006

Sales to unaffiliated customers	$1,199.6	$243.0	$164.4	$1,607.0	$4.3	$—	$1,611.3
Segment profit (loss) (for Consoli-
dated, operating income)	114.6	26.3	23.1	164.0	.5	(11.1)	153.4
Depreciation and amortization	28.3	4.6	4.6	37.5	.2	.5	38.2
Capital expenditures	14.9	4.5	7.7	27.1	.1	1.2	28.4

Year Ended December 31, 2007

Sales to unaffiliated customers	$4,720.4	$1,000.8	$693.3	$6,414.5	$148.7	$—	$6,563.2
Segment profit (loss) (for Consolidated,
operating income before restructuring
and exit costs)	471.4	113.3	106.6	691.3	17.6	(107.7)	601.2
Depreciation and amortization	95.1	22.8	19.9	137.8	2.7	2.9	143.4
Capital expenditures	64.1	20.8	21.0	105.9	2.6	7.9	116.4

Year Ended December 31, 2006

Sales to unaffiliated customers	$4,789.9	$1,009.2	$669.3	$6,468.4	$(21.1)	$—	$6,447.3
Segment profit (loss) (for Consoli-
dated, operating income)	576.1	136.9	96.1	809.1	(1.9)	(66.8)	740.4
Depreciation and amortization	111.4	22.9	18.9	153.2	(.5)	2.2	154.9
Capital expenditures	72.8	14.0	16.7	103.5	(.3)	1.4	104.6

        The reconciliation of segment profit to the Corporation’s earnings before income taxes for each period,
in millions of dollars, is as follows:

	Three Months Ended		Year Ended

	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Segment profit for total reportable business segments	$104.7	$164.0	$691.3	$809.1
Items excluded from segment profit:
Adjustment of budgeted foreign exchange rates to
actual rates	6.8	.5	17.6	(1.9)
Depreciation of Corporate property	(.7)	(.2)	(1.4)	(.9)
Adjustment to businesses' postretirement benefit
expenses booked in consolidation	(5.1)	(6.3)	(19.9)	(25.2)
Other adjustments booked in consolidation directly
related to reportable business segments	7.3	(1.5)	8.3	(.2)
Amounts allocated to businesses in arriving at segment
profit in excess of (less than) Corporate center operating
expenses, eliminations, and other amounts identified above	(32.5)	(3.1)	(94.7)	(40.5)

Operating income before restructuring and exit costs	80.5	153.4	601.2	740.4
Restructuring and exit costs	19.0	—	19.0	—

Operating income	61.5	153.4	582.2	740.4
Interest expense, net of interest income	20.9	21.9	82.3	73.8
Other expense	.1	.4	2.3	2.2

Earnings before income taxes	$40.5	$131.1	$497.6	$664.4

BASIS OF PRESENTATION

Adoption of New Accounting Standard Relating to Income Taxes:

        As more fully described in Note 1 of Notes to Consolidated Financial Statements included in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 (the 2006 Form 10-K), the Corporation was required to adopt FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, as of January 1, 2007, with any cumulative effect of the change in accounting principles recognized as an adjustment to opening retained earnings.

        FIN 48 provides guidance for the recognition, derecognition and measurement in financial statements of tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns. FIN 48 requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than fifty percent likely of being realized upon ultimate settlement.

        FIN 48 permits an entity to recognize interest related to tax uncertainties as either income taxes or interest expense. FIN 48 also permits an entity to recognize penalties related to tax uncertainties as either income tax expense or within other expense classifications. As anticipated and consistent with its past practice, the Corporation recognized interest and penalties, if any, related to tax uncertainties as income tax expense upon adoption of FIN 48. The Corporation recognized the cumulative effect of the change in accounting principles required to adopt FIN 48 effective as of January 1, 2007, as a reduction of opening retained earnings in the amount of $7.3 million.

Business Segments:

        The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and industrial power tools and accessories, lawn and garden tools, and electric cleaning, automotive, and lighting products, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of household products. On March 1, 2006, the Corporation acquired Vector Products, Inc. This acquired business is included in the Power Tools and Accessories segment. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). The Hardware and Home Improvement segment also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.

        The profitability measure employed by the Corporation and its chief operating decision maker for making decisions about allocating resources to segments and assessing segment performance is segment profit (for the Corporation on a consolidated basis, operating income before restructuring and exit costs). In general, segments follow the same accounting policies as those described in Note 1 of Notes to Consolidated Financial Statements included in Item 8 of the 2006 Form 10-K, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment’s operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year’s budgeted rates of exchange. The amounts included in the preceding table under the captions “Reportable Business Segments” and “Corporate, Adjustments, & Eliminations” are reflected at the Corporation’s budgeted rates of exchange for 2007. The amounts included in the preceding table under the caption “Currency Translation Adjustments” represent the difference between consolidated amounts determined using those budgeted rates of exchange and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.

        Segment profit excludes interest income and expense, non-operating income and expense, adjustments to eliminate intercompany profit in inventory, and income tax expense. In addition, segment profit excludes restructuring and exit costs. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses, as well as certain centrally managed expenses, including expenses related to share-based compensation, are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of goods sold by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or non-recurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the various segments in a later period.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE:

        To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Corporation provides additional measures of operating results, net earnings, and earnings per share adjusted to exclude certain costs, expenses, and gains and losses. Also, in addition to measuring its cash flow generation and usage based upon operating, investing and financial activities classifications established under GAAP, the Corporation also measures its free cash flow. The Corporation believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance.
        This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows.

Net earnings and diluted earnings per share, excluding the tax settlement, environmental remediation matter, and restructuring charge:
        The calculation of net earnings and diluted earnings per share for the three months and year ended December 31, 2007, excluding the favorable $153.4 million effect of a previously announced tax settlement, a $31.7 million pre-tax charge for an environmental remediation matter, and a $19.0 million pre-tax restructuring charge, follows (dollars in millions except per share amounts):

	Three Months Ended December 31, 2007		Year Ended December 31, 2007

Net earnings	$187.	4	$518.	1
Excluding:
Tax settlement	(153.	4)	(153.	4)
Environmental remediation matter, net of tax	20.	6	20.	6
Restructuring charge, net of tax	12.	8	12.	8

Net earnings,excluding the tax settlement,
environmental remediation matter, and
restructuring charge	$67.	4	$398.	1

Diluted earnings per common share	$2.9	4	$7.8	5
Excluding:
Tax settlement per common share -
assuming dilution	(2.4	1)	(2.3	2)
Environmental remediation matter, net of tax,
per common share - assuming dilution	.3	3	.3	1
Restructuring charge, net of tax,
per common share - assuming dilution	.2	0	.1	9

Net earnings, excluding the tax settlement,
environmental remediation matter, and restructuring
charge per common share - assuming dilution	$1.0	6	$6.0	3

Shares used in computing diluted earnings
per share (in millions)	63.	6	66.	0

        As previously announced, the Corporation and the United States government have reached a settlement agreement on outstanding income tax litigation. That tax settlement increased net earnings for the three months and year ended December 31, 2007, by $153.4 million.

Free cash flow:
        The calculation of free cash flow, which is defined by the Corporation as cash flow from operating activities, less capital expenditures, plus proceeds from the disposal of assets, for the years ended December 31, 2007 and 2006, follows (dollars in millions):

	Year Ended
	December 31, 2007	December 31, 2006

Cash flow from operating activities	$725.9	$622.7
Capital expenditures	(116.4)	(104.6)
Proceeds from disposals of assets	13.0	14.7

Free cash flow	$622.5	$532.8